SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 28, 2005

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WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

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Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

610-594-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2005, West Pharmaceutical Services, Inc (“West”) entered into a Stock and Asset Purchase Agreement (the “Agreement”) with The Tech Group, Inc. (“TGI”) to acquire the business assets of TGI, a privately owned company headquartered in Scottsdale, AZ. TGI manufactures plastic components and assemblies for the pharmaceutical, medical device, consumer products and personal care markets.

Under the terms of the Agreement, West will purchase substantially all of the assets of TGI, including all of the shares of TGI’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico, although West will not acquire TGI’s ownership interest in Tech Group Asia. The purchase price for the acquisition is $140,000,000, which includes the retirement of the outstanding indebtedness (other than capital leases) of TGI and its subsidiaries. The purchase price is subject to adjustment as provided in the Agreement. At closing, West will also assume certain liabilities of TGI. A portion of the purchase price equal to $14,000,000 will be held in an escrow account and will be paid to TGI contingent on the performance of the acquired business in 2005 and 2006. The acquisition will be financed from available cash and new bank and private lender debt.

The Agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Act, which are expected to be satisfied within 60 days of the signing of the agreement.

On April 29, 2005, West issued a press release announcing the signing of the Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

	Exhibit #	Description
	99.1	West Pharmaceutical Services, Inc. Press Release, dated April 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Vice President and Chief Financial Officer

May 4, 2005

Exhibit Index

99.1	West Pharmaceutical Services, Inc. Press Release, dated April 29, 2005.